Exhibit 99.1

For Immediate Release

Integrity Media Announces Signing of Agreement for
$6.50 Per Share Cash Merger with Kona Acquisition Corp.

MOBILE, Alabama (March 2, 2004) — Integrity Media, Inc. (NASDAQ/NMS: ITGR), a media/communications company that produces, publishes and distributes Christian music, books and related products, today announced that, based on the recommendation of a Special Committee of its Board of Directors and following the unanimous agreement of its full Board (with the interested directors abstaining), it has signed a merger agreement with Kona Acquisition Corp., an entity wholly owned by P. Michael Coleman, Integrity Media’s co-founder, principal stockholder, President and Chief Executive Officer, that would result in Integrity ceasing to be publicly traded and in all public stockholders receiving $6.50 per share in cash for their shares.
Following extended negotiations, the Special Committee made its recommendation after evaluating the amended proposal by Kona that increased its offered price by $0.25 per share and eliminated a $2.5 million cash-out of shares held by Mr. Coleman from the initial offer received on November 21, 2003. In addition, the Special Committee obtained an opinion from its financial advisor, SunTrust Robinson Humphrey, that the consideration to be received by the public stockholders in the merger transaction is fair from a financial point of view.

The merger agreement provides that each share of Integrity’s Class A Common Stock held by public stockholders of Integrity (other than those shares held by certain key management employees and those shares held by dissenting stockholders, if any) would be exchanged for the right to receive $6.50 in cash, an increase of approximately 82% over the $3.57 per share closing price of the Class A Common Stock on November 20, 2003, the last trading day prior to announcement of Kona’s original proposal. The merger transaction would result in the termination of the registration of Integrity’s common stock under the Securities Exchange Act of 1934, as amended, and the delisting of the common stock on The Nasdaq National Market. The closing of the merger is subject to a number of conditions, including Kona’s financing and approval by a majority of Integrity’s stockholders who are unaffiliated with management.

Integrity plans to file with the SEC a proxy statement and other relevant documents concerning the merger. Investors in Integrity are urged to read the proxy statement when it is filed and any other relevant documents filed with the SEC because they will contain important information. The documents may be obtained free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Integrity may be obtained by requesting them in writing from Donald S. Ellington at Integrity Media, Inc., 1000 Cody Road, Mobile, Alabama 36695.

Integrity, its directors and executive officers and certain of their employees and the parties financing Kona’s offer may be deemed to be participants in the solicitation of proxies from the stockholders of Integrity in connection with the merger, if consummated. These participants may have interests in the merger, if consummated, including interests resulting from holding options or shares of Integrity common stock. Information about the interests of directors and executive officers of both Integrity and Kona, and their ownership of securities of Integrity will be set forth in the proxy statement. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Integrity Media, Inc. is a media/communications company that produces, publishes and distributes Christian music, books and related products. It is a producer and publisher of products that facilitate a Christian lifestyle. Integrity’s products are sold primarily through retail stores and direct to consumers throughout the United States and in 168 other countries. Integrity is headquartered in Mobile, Alabama, and its common stock is listed on The Nasdaq National Market under the symbol “ITGR.” Information about Integrity, including financial and operating performance, is also available at its Web site, www.integritymedia.com.

Some of the statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. For those statements, Integrity claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are: potentially changing consumer tastes and demands with respect to Christian music and books generally and praise and worship music, adult contemporary and pop/rock Christian music in particular; the effect on profit margins of changes in Integrity’s sales mix; increases in the estimated cost of television advertising, including production costs and the cost of air time, all of which could materially affect the financial impact of television advertising initiatives; the relative success of new products and consumer demand for existing products; construction delays or overruns at the corporate campus; and the risks identified from time to time in Integrity’s SEC reports, including, but not limited to, the report on Form 10-K for the year ended December 31, 2002. Any forward-looking statements represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. While Integrity may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.